UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2011

BRIGHTPOINT, INC.

(Exact name of registrant as specified in its charter)

Indiana	1-12845	35-1778566
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7635 Interactive Way, Suite 200, Indianapolis, Indiana		46278
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (317) 707-2355

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On December 6, 2011, Brightpoint International (Malaysia) Sdn. Bhd. (“Brightpoint”), an indirect subsidiary of Brightpoint, Inc. (the “Company”), entered into an Agreement for the Sale and Purchase of Assets (“Purchase Agreement”) by and among STC Partners Sdn. Bhd. (“STC”), and Mesad Aktif Resources Sdn. Bhd., Arista Xtreme Network Sdn. Bhd., Platinum Waves Sdn. Bhd., Leading Mobile Sdn. Bhd., ST Connection Sdn. Bhd., Genmatic Resources Sdn. Bhd., De’ Mobile-K Sdn. Bhd., Phoneworx Sdn. Bhd. (collectively, the “Target Companies”), and Siow Teh Choy, Toh Guan Tong and Fung Chee Hong (collectively, along with the Target Companies, the “Guarantors”).

Upon completion of the transactions contemplated in the Purchase Agreement, Brightpoint will, excluding certain real property, automobiles and cash, acquire all of the assets used by the Target Companies to conduct their mobile communications industry businesses (the “Business”) in Malaysia. Subsequent to the completion of the transactions, the Business will be operated as a joint venture conducted through Brightpoint, which shall be sixty percent owned by Brightpoint International (Hong Kong) Limited and another subsidiary of the Company, Brightpoint Holdings B.V., and forty percent owned by STC. The ownership of Brightpoint will be governed by a Shareholders Agreement entered into by and among Brightpoint, Brightpoint International (Hong Kong) Limited, STC and Brightpoint Holdings B.V.

As part of the consideration pursuant to the Purchase Agreement, Brightpoint shall issue 40 shares (40% of the outstanding shares) of the stock of Brightpoint to STC and pay STC approximately RM 18,900,000 (which is equal to approximately US$6.1 million) in cash at the completion of the transactions, with RM 1,500,000 (which is equal to approximately US$.5 million) of such cash consideration to be placed in escrow pending completion of certain contingencies to be achieved on or before September 30, 2012. Additionally, Brightpoint shall purchase certain fixed assets used by, and stock inventory of, the Business after completion for an amount not currently anticipated to exceed RM 15 million (which is equal to approximately US$4.9 million). Finally, STC is eligible for earn-out payments from Brightpoint of up to a maximum of RM 35,100,000 (which is equal to approximately US$11.3 million) based on whether the Business meets certain net profit before tax targets in the five years subsequent to the completion of the transactions.

The Purchase Agreement contains various covenants and restrictions. Among the restrictions that apply to STC, the Guarantors and certain related parties is a covenant not to compete with the Business for the longer of five years or two years after the last earn-out payment to STC.

The completion of these transactions is subject to certain conditions precedent, including without limitation, regulatory approvals relating to operation of the Business. The Company currently expects the transactions to close in January, 2012.

The description of the Purchase Agreement is qualified in its entirety by reference to the full text therein, which is attached to this Report as an exhibit and incorporated herein by reference. The Purchase Agreement has been attached to provide investors with information regarding its terms and is not intended to provide any other factual information about the parties to such agreement. The Purchase Agreement contains representations and warranties that the parties to such agreement made to and solely for the benefit of the other parties to such agreement. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the respective date of the Purchase Agreement. In addition, the Purchase Agreement is modified by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may change after the date of such agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

This Form 8-K Contains “Forward looking Statements” within the meaning of the safe harbor provisions of the federal securities laws including, without limitation, the ability to consummate the purchase of the Business. It should be read in conjunction with the risk factors included in the Company’s periodic reports filed with the Securities and Exchange Commission that discuss important factors that could cause the company’s results to differ materially from those anticipated in such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking Statements that speak only as of the date these statements were made. The Company undertakes no obligation to update any forward-looking Statements contained in this Form 8-K.

ITEM 9.01. Financial Statements and Exhibits.

Exhibits. The following exhibits are furnished herewith:

Exhibit No.	Description

10.1	Agreement for the Sale and Purchase of Assets entered into on December 6, 2011 by and among Brightpoint International (Malaysia) Sdn. Bhd., STC Partners Sdn. Bhd., Mesad Aktif Resources Sdn. Bhd., Arista Xtreme Network Sdn. Bhd., Platinum Waves Sdn. Bhd., Leading Mobile Sdn. Bhd., ST Connection Sdn. Bhd., Genmatic Resources Sdn. Bhd., De’ Mobile-K Sdn. Bhd., Phoneworx Sdn. Bhd., Siow Teh Choy, Toh Guan Tong and Fung Chee Hong.

99.1	Press Release Issued by the Company on December 9, 2011.

*	The Company has omitted certain schedules and exhibits or information contained therein pursuant to Item 601(b)(2) of Regulation S-K and shall furnish supplementally to the SEC copies of any of the omitted information upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRIGHTPOINT, INC. (Registrant)

By:	/s/ Vincent Donargo
Vincent Donargo
Executive Vice President, Chief Financial Officer and Treasurer

Date: December 9, 2011